PURCHASE AGREEMENT
               Applebee's Restaurant - Destin, FL

This AGREEMENT, entered into effective as of the 19 of August, 1997 .

l. Parties. Seller is AEI Real Estate Fund XVIII Limited Partnership which owns an undivided 37.9481% interest in the fee title to that certain real property legally described in the attached Exhibit "A" (the "Entire Property") Buyer is Truong Hoang, Trustee and Thanh Do, Trustee of the Hoang-Do Family Living Trust, dated 8/19/97, ("Buyer"). Seller wishes to sell and Buyer wishes to buy a portion as Tenant in Common of Seller's interest in the Entire Property.

2. Property. The Property to be sold to Buyer in this transaction
consists    of   an   undivided   14.3409   percentage   interest
(hereinafter, simply the "Property") as Tenant in Common in the Entire Property.

3. Purchase Price . The purchase price for this percentage interest in the Entire Property is $242,000, all cash.

4. Terms. The purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $5,000 to Seller (which shall be deposited into escrow according to the terms hereof) (the "First Payment"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed.

     (b) Buyer will deposit the balance of the purchase price, $237,000 (the "Second Payment") into escrow in sufficient time to allow escrow to close on the closing date.

5.  Closing Date.  Escrow shall close on or before September  30,
1997.

6. Due Diligence. Buyer will have until the expiration of the fifteenth business day after delivery of each of following items, to be supplied by Seller, to conduct all of its inspections and due diligence and satisfy itself regarding each item, the Property, and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Entire Property or persons caused by Buyer or its agents arising out of such physical inspections of the Entire Property. (The "Review Period")

     (a) The original and one copy of a title insurance commitment for an Owner's Title insurance policy (see paragraph 8 below).

     (b) Copies of a Certificate of Occupancy or other such document certifying completion and granting permission to permanently occupy the improvements on the Entire Property as are in Seller's possession.

     (c) Copies of an "as built" survey of the Entire Property done concurrent with Seller's acquisition of the Property.

     (d) Lease (as set forth in paragraph 11(a) below) of the Entire Property showing occupancy date, lease expiration date, rent, and Guarantys, if any, accompanied by such tenant financial statements as may have been provided most recently to Seller by the Tenant and/or Guarantors.

     (e) Phase 1 Environmental Report.



     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL




     It is a contingency upon Seller's obligations hereunder that two (2) copies of Co-Tenancy Agreement in the form attached hereto duly executed by Buyer and Seller and dated on escrow closing date be delivered to the Seller on the closing date.

      Buyer may cancel this agreement for ANY REASON in its sole discretion by delivering a cancellation notice, return receipt requested, to Seller and escrow holder before the expiration of the Review Period. Such notice shall be deemed effective only upon receipt by Seller. If this Agreement is not cancelled as set forth above, the First Payment shall be non-refundable unless Seller shall default hereunder.

      If Buyer cancels this Agreement as permitted under this Section, except for any escrow cancellation fees and any liabilities under sections 15(a) of this agreement (which will survive), Buyer (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall be returned its First Payment, and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Seller or anyone else.

      Unless this Agreement is canceled by Buyer pursuant to the terms hereof, if Buyer fails to make the Second Payment, Seller shall be entitled to retain the First Payment and Buyer irrevocably will be deemed to have canceled this Agreement and relinquish all rights in and to the Property unless Buyer makes the Second Payment when required. If this Agreement is not canceled and the Second Payment is made when required, all of Buyer's conditions and contingencies will be deemed satisfied.

7. Escrow. Escrow shall be opened by Seller and funds deposited in escrow upon acceptance of this Agreement by both parties. The escrow holder will be a nationally-recognized escrow company selected by Seller. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties (and the parties agree to sign these additional instructions). If there is any conflict between these other instructions and this Agreement, this Agreement will control.

8. Title. Closing will be conditioned on the agreement of a title company selected by Seller to issue an Owner's policy of title insurance, dated as of the close of escrow, in an amount equal to the purchase price, insuring that Buyer will own insurable title to the Property subject only to: the title company's standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease defined in paragraph 11 below; and other items of record disclosed to Buyer during the Review Period.

      Buyer shall be allowed fifteen (15) days after receipt of said commitment for examination and the making of any objections to marketability thereto, said objections to be made in writing or deemed waived. If any objections are so made, the Seller shall be allowed eighty (80) days to make such title marketable or in the alternative to obtain a commitment for insurable title insuring over Buyer's objections. If Seller shall decide to make no efforts to make title marketable, or is unable to make title marketable or obtain insurable title, (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof) Buyer's First Payment shall be returned and this Agreement shall be null and void and of no further force and effect.

     Pending correction of title, the payments hereunder required shall be postponed, but upon correction of title and within ten
(10) days after written notice of correction to the Buyer, the parties shall perform this Agreement according to its terms.




     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL

9. Closing Costs. Seller will pay one-half of escrow fees, the cost of the title commitment, one half of the cost of issuing a standard Owners Title Insurance Policy in the full amount of the purchase price, and any brokerage commissions payable. The Buyer will pay for one half of the cost of issuing a standard Owners Title Insurance Policy in the full amount of the purchase price, if Buyer shall decide to purchase the same. Buyer will pay all recording fees, one-half of the escrow fees, and the cost of an update to the Survey in Sellers possession (if an update is required by Buyer.) Each party will pay its own attorney's fees and costs to document and close this transaction.

10.  Real Estate Taxes, Special Assessments and Prorations.

     (a)  Because the Entire Property (of which the Property is a part) is subject to a triple net lease (as further set forth in paragraph 11(a)(i)), the parties acknowledge that there shall be no need for a real estate tax proration. However, Seller represents that to the best of its knowledge, all real estate taxes and installments of special assessments due and payable in all years prior to the year of Closing have been paid in full. Unpaid levied and pending special assessments existing on the date of Closing shall be the responsibility of Buyer and Seller in proportion to their respective Tenant in Common interests. Seller and Buyer shall likewise pay all taxes due and payable in the year after Closing and any unpaid installments of special assessments payable therewith and thereafter, if such unpaid levied and pending special assessments and real estate taxes are not paid by any tenant of the Entire Property.

     (b) All income and all operating expenses from the Entire Property shall be prorated between the parties and adjusted by them as of the date of Closing. Seller shall be entitled to all income earned and shall be responsible for all expenses incurred prior to the date of Closing, and Buyer shall be entitled to its proportionate share of all income earned and shall be responsible for its proportionate shall of all operating expenses of the Entire Property incurred on and after the date of Closing.

11.  Seller's Representation and Agreements.

     (a)  Seller represents and warrants as of this date that:

     (i) Except for the lease in existence between AEI Real Estate Fund XVIII Limited Partnership and T.S.S.O., Inc.("Tenant"), dated October 31, 1991 (as amended by letter agreement dated September 21, 1995 between AEI and Tenant), Seller is not aware of any leases of the Property. The above referenced lease agreement has an option to purchase in favor of the Tenant as set forth in article 35 of said lease agreement.

     (ii)   It  is  not  aware  of  any  pending  litigation   or
     condemnation proceedings against the Property or Seller's interest in the Property.

     (iii) Except as disclosed to Buyer in this Agreement, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the closing date.

     (b) Provided that Buyer performs its obligations when required, Seller agrees that it will not enter into any new contracts prior to the Closing Date that would materially affect the Property and be binding on Buyer after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld. However, Buyer acknowledges that Seller retains the right both prior to and after the Closing Date to freely transfer all or a portion of Seller's remaining undivided interest in the Entire Property, provided such sale shall not encumber the Property being purchased by Buyer in violation of the terms hereof or the contemplated Co-Tenancy Agreement.



     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL

12.  Disclosures.

     (a) To the best of Seller's knowledge: there are now, and at the Closing there will be, no material, physical or mechanical defects of the Property, including, without limitation, the plumbing, heating, air conditioning, ventilating, electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable governmental , zoning and land use laws, ordinances, regulations and requirements.

     (b) To the best of Seller's knowledge: the use and operation of the Property now is, and at the time of Closing will be, in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements.

     (c) Seller knows of no facts nor has Seller failed to disclose to Buyer any fact known to Seller which would prevent the use and operation of the Property after the Closing in the manner in which the Property has been used and operated prior to the date of this Agreement.

     (d) To the best of Seller's knowledge: the Property is not, and as of the Closing will not be, in violation of any federal, state or local law, ordinance or regulations relating to industrial hygiene or to the environmental conditions on, under, or about the Property including, but not limited to, soil and groundwater conditions. To the best of Seller's knowledge: there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except as provided under applicable state or federal law or regulation.

     (e) Buyer agrees that it shall be purchasing the Property in its then present condition, as is, where is, and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

     (f) Buyer acknowledges that, having been given the opportunity to inspect the Property and such financial information on the Tenant and Guarantors of the Lease as Buyer or its advisors shall request, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer further acknowledges that the information provided and to be provided by Seller with respect to the Property and to the Tenant and Guarantors of Lease was obtained from a variety of sources and Seller neither (a) has made independent investigation or verification of such information, or (b) makes any representations as to the accuracy or completeness of such information. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty or condition, habitability, tenantability, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property.

     The provisions (d) - (f) above shall survive closing.




     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL

13.  Closing.

     (a) Before the closing date, Seller will deposit into escrow an executed limited warranty deed conveying insurable title of the Property to Buyer, subject to the encumbrances contained in paragraph 8 above.

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the purchase price when required under Section 4; any additional funds required of Buyer, (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will sign the Co-Tenancy Agreement, and deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

14. Defaults. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer. Seller shall retain all remedies available to Seller at law or in equity.

     If Seller shall default, Buyer irrevocably waives any rights to file a lis pendens, a specific performance action or any other claim, action or proceeding of any type in connection with the Property or this or any other transaction involving the Property, and will not do anything to affect title to the Property or hinder, delay or prevent any other sale, lease or other transaction involving the Property (any and all of which will be null and void), unless: it has paid the First Payment, deposited the balance of the Second Payment for the purchase price into escrow, performed all of its other obligations and satisfied all conditions under this Agreement, and unconditionally notified Seller that it stands ready to tender full performance, purchase the Property and close escrow as per this Agreement, regardless of any alleged default or misconduct by Seller. Provided, however, that in no event shall Seller be liable for any actual, punitive, consequential or speculative damages arising out of any default by Seller hereunder.

15.  Buyer's Representations and Warranties.

     a.  Buyer represents and warrants to Seller as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

     (ii) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having


     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL




     jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.  Damages, Destruction and Eminent Domain.

     (a) If, prior to closing, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer's option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer's right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Entire Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Entire Property.

     If the cost of repair is less than $10,000.00, Buyer shall be obligated to otherwise perform hereinunder with no adjustment to the Purchase Price, reduction or abatement, and Seller shall assign Seller's right, title and interest in and to all insurance proceeds pro-rata in relation to the Entire Property, subject to rights of any Tenant of the Entire Property.

     (b) If, prior to closing, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void, at Buyer's option. If Buyer elects to proceed and to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the purchase price, and Seller shall assign to Buyer the Seller's right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Entire Property, subject to rights of any Tenant of the Entire Property.

      In the event that this Agreement is terminated by Buyer as provided above in Subparagraph 16a or 16b, the First Payment shall be immediately returned to Buyer (after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof).

17.  Cancellation

     If any party elects to cancel this Contract because of any breach by another party, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Contract shall be cancelled unless the breach is cured within 13 days following the delivery of the notice to the escrow agent. Within three days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within the 13 days following the delivery of the notice to the escrow agent, this Contract shall be cancelled.




     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL


18.  Miscellaneous.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed by September 30, 1997 through no fault of Seller, Seller may either, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          Attention:  Robert P. Johnson
          AEI Real Estate Fund XVIII Limited Partnership
          1300 Minnesota World Trade Center
          30 E. 7th Street
          St. Paul, MN  55101

     If to Buyer:

          Hoang-Do Family Living Trust
          Truong Hoang, Trustee
          Thanh Do, Trustee
          3420 Kings Cove Ln
          Chattanooga TN  37416


      When accepted, this offer will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller and their respective successors and assigns. Buyer is submitting this offer by signing a copy of this offer and delivering it to Seller. Seller has five (5) business days from receipt within which to accept this offer.




     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL


      IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:    Hoang-Do Family Living Trust, dated

          By: /s/ Truong Hoang
                  Truong Hoang, Trustee

          WITNESS:

          /s/ Michael Do

          Michael Do
          (Print Name)

          WITNESS:

          /s/ Mai Ha

          Mai Ha
          (Print Name)

          By: /s/ Thanh Do
                  Thanh Do, Trustee

          WITNESS:

          /s/ Michael Do

          Michael Do
          (Print Name)

          WITNESS:

          /s/ Mai Ha

          Mai Ha
          (Print Name)





     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL


SELLER:   AEI  REAL  ESTATE  FUND XVIII  LIMITED  PARTNERSHIP,  a
Minnesota limited partnership.

     By: AEI Fund Management XVIII, Inc., its corporate general partner

     By: /s/ Robert P Johnson
             Robert P. Johnson, President

          WITNESS:

          /s/ Dawn E Campbell

          Dawn E Campbell
          (Print Name)

          WITNESS:

          /s/ Jeni K Henrickson

          Jeni K Henrickson
          (Print Name)




     Buyer Initial: /s/ T.D. /s/ TH
     Purchase Agreement for Applebee's - Destin,FL




                                     EXHIBIT A

                                 Legal Description



     Premises:  APPLEBEE'S NEIGHBORHOOD GRILL & BAR



     A  portion of Section 26, Township 2 South.  Range 21  West,
     Walton County, Florida, being more particularly described as follows:

     Commence at the intersection with the East line of the aforesaid Section 26 and the North Right-of-way Line of State Road 30 (U.S. 98. 100' R/W); thence go North 77 degrees 09 minutes 03 seconds West along the aforesaid Right-of-way line, a distance of 1233.51 feet to a point of curvature: thence go along a curve to the left, having a radius of 5779.65 feet, an arc distance of 1060.26 feet (CH. = 1058.78', CH. BRG. = North 82 degrees 24 minutes 26 seconds West); thence departing the aforesaid North Right-of-way line, go North 02 degrees 59 seconds 27 minutes East, a distance of 10.00 feet to a point on a curve, being concave southerly and having a radius of 5789.65 feet and the Point of Beginning: thence go northwesterly along the aforesaid curve, an arc distance of 180.00 feet (CH. = 179.99', CH. BRG. = North 88 degrees 33 minutes 11 seconds West): thence go North 02 degrees 59 minutes 27 seconds East, a distance of 215.00 feet: thence go South 88 degrees 38 minutes 25 seconds East, a distance of 178.79 feet to a Point on a curve, being concave southwesterly and having a radius of
     44.90 feet: thence go Southeasterly along the aforesaid curve, an arc distance of 10.44 feet (CHI. = 10.42'. CHI. BRAG. = South 03 degrees 39 minutes 46 seconds East) to the Point of Tangency: thence go South 02 degrees 59 minutes 27 seconds East, a distance of 204.89 feet to the Point of Beginning.


     EXCEPTING THEREFROM THAT PORTION

     lying Northerly of and within 66 feet of the centerline of survey of State Road 30 (US 98) Section 60020, Westerly of Station 248+00 and lying Northerly of and within 67 feet of said centerline of survey, between Station 248+00 and Station 256+51 and lying Northerly of said centerline of survey and within a transition from 67 feet at Station 256+51 to 87 feet at Station 256+76; and lying Northerly of and within 110 feet of said centerline of survey, between Station 256+76 and Station 257+36; and lying Northerly of said centerline of survey and within a transition from 87 feet at Station 257+36 to 67 feet at Station 257+61; and lying Northerly of and within 67 feet of said centerline of survey Easterly of Station 257+611; said centerline to be described and said Stations to be located as follows:
     Commence on a capped rod (RLS # 1835) at the Southeast corner of Sandestin Estates Subdivision, as per plat recorded in Plat Book 4, Page 25 of the Public Records of Walton County, Florida; thence South 44 16' 49" East 101.64 feet; thence North 83 48' 54" East 3476.74 feet (crossing the East line of Section 27, Township 2 South, Range 21 West and the West line of Section 26, Township 2 South 2 South, Range 21 West) to the POINT OF BEGINNING of centerline of survey to be described herein, said point being the beginning of a curve, concave Southerly, having a radius of 5729.58 feet; thence run Northeasterly, Easterly and Southeasterly 1302.52 feet along said curve, thru a central angle of 13 o1' 31" to Station 248+00; thence continue Southeasterly 695.62 feet along said curve, thru a central angle of 6 57' 22" to the end of curve; thence South 76 12' 14" East 155.38 feet to Station 256+51; thence continue South 76 12' 14" East 25.0 feet to Station 256+76; thence continue South 76 12' 14" East 60.00 feet to Station 257+36; thence continue South 76 12'14" East 25.0 feet to Station 257+61; thence continue South 76 12' 14" East 977.87 feet to the East line of said Section 26 (West line of Section 25, Township 2 South Range 21 West) at a point 4561.50 feet South 1 50' 37" West of a four inch by four inch concrete monument on the Northeast corner of said Section 26 (Northwest corner of said Section 25); thence continue South 76 12' 14" East 1359.55 feet to a point of intersection with the Southerly extension of the Easterly line of Parcel A of Tract 308 of said Section 25; and end of centerline of survey herein described; said point being 518.40 feet South 2 00' 23" West of a capped rod (RLS # 2535) on the Northeast corner of said partial A; containing 1080 square feet, more or less.